Exhibit 10.10

FIRST AMENDMENT TO

SUPPLEMENTAL RETIREMENT AGREEMENT

FOR FREDERICK A. MARCELL, JR.

First Amendment, dated as of October 23, 2007 (the “Amendment”), to the Supplemental Retirement Agreement, dated as of July 28, 1998 (the “SERP Agreement”), by and between Willow Financial Bank (formerly known as Willow Grove Bank) (the “Bank”) and Frederick A. Marcell, Jr. (the “Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the SERP Agreement.

W I T N E S S E T H:

WHEREAS, the Executive retired from the Bank in 2005 pursuant to a Retirement and Severance Agreement by and among Willow Financial Bancorp, Inc., formerly known as Willow Grove Bancorp, Inc. (the “Company”), the Bank and the Executive dated January 20, 2005 (the “Retirement Agreement’);

WHEREAS, the Executive retired as an employee on August 30, 2005, and he continued to serve as a consultant to the Bank from the date of his retirement through April 30, 2006;

WHEREAS, the Retirement Agreement provided that the Executive was fully vested as to his benefits under the SERP Agreement and that such benefits would commence on the first day of the month following his 68th birthday;

WHEREAS, the benefits under the SERP Agreement commenced on March 1, 2006, which was a specified date for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Executive is currently receiving a benefit under the SERP Agreement in the amount of $100,000 per year payable in equal monthly installments for a period of ten years (the “Annual Benefit”); and

WHEREAS, the Internal Revenue Service issued final regulations under Section 409A of the Code in April 2007, and the SERP Agreement is required to be amended to document its compliance with such regulations;

NOW, THEREFORE, in consideration of the premises, the Bank and the Exercutive hereby amend the SERP Agreement as follows:

Section 1.               References to the Bank. All references to Willow Grove Bank, including references to the Bank or the Employer, in the SERP Agreement shall be deemed to be references to Willow Financial Bank.

Section 2.               Amendment to Section 1(a). Section 1(a) of the SERP Agreement is hereby amended to read in its entirety as follows:

“(a)         The Executive agrees to retire as President and Chief Executive Officer of the Bank in 2005 when a new individual is hired to fill such positions. The Executive shall be entitled to receive from the Employer an annual supplemental retirement benefit (“Supplemental Retirement Benefit”), payable in equal monthly installments for ten (10) years (i.e., ten years certain and continuous), with the monthly installments to commence on the first day of the month following the Executive’s sixty-eighth (68th) birthday. The annual Supplemental Retirement Benefit shall be equal to 50% of the Executive’s Average Annual Compensation, provided that in no event shall the Supplemental Retirement Benefit exceed $100,000. The Executive shall be fully vested as to his Supplemental Retirement Benefit as of January 20, 2005.”

Section 3. Amendment to Section 2(a). The first sentence of Section 2(a) of the SERP Agreement is hereby amended to read in its entirety as follows:

“In the event that the Executive becomes disabled within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) while in the employ of the Employer, the Executive shall be entitled to receive the Supplemental Retirement Benefit payable in equal monthly installments beginning with the first day of the month coinciding with or next following the disability of the Executive and continuing thereafter for a period of ten (10) years.”

Section 4. Amendment to Section 3(a). Section 3(a) of the SERP Agreement is hereby amended to read in its entirety as follows:

“If the Executive’s employment is terminated prior to his retirement for any reason other than Cause (as defined in Section 3(b) below), the Executive’s Supplemental Retirement Benefits shall be payable as set forth in Section 1(a) above.”

Section 5. Effectiveness. This Amendment shall be deemed effective as of January 20, 2005, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the SERP Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 6. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Bank and the Executive have duly executed this Amendment as of the day and year first written above.

WILLOW FINANCIAL BANK

By:	/s/ Donna M. Coughey
	Name:	Donna M. Coughey
	Title:	President and Chief Executive Officer

/s/ Frederick A. Marcell, Jr.
Frederick A. Marcell, Jr.